Exhibit 99.1
Berkshire Bank Promotes Veteran Executives Sean Gray and Linda Johnston
PITTSFIELD, Mass., July 9, 2010 — Berkshire Hills Bancorp (BHLB) today announced the promotion to Executive Vice President of Sean Gray, Retail Banking and Linda Johnston, Chief Human Resources Officer by the Bank and the Bancorp.
“Sean and Linda have been instrumental in developing the distinctive brand and culture of Berkshire Bank, America’s Most Exciting BankSM,” said Michael P. Daly, president and CEO. “They have contributed to our growth as the largest locally headquartered regional bank, serving a three-state market. These promotions recognize their many contributions to building our Berkshire Bank team and enhancing our earnings strength, as well as their leadership positions in our Company.”
Gray has served as Senior Vice President of Retail Banking, with responsibilities including the development and implementation of all retail banking strategies, branch activities and expansion, pricing, consumer lending, marketing, call center operations, facilities, product development and personal lines insurance. He joined the Bank in December 2006 as First Vice President of Retail Banking. Previously, Mr. Gray was Vice President and Consumer Market Manager at Bank of America responsible for the sales and service operations in the Cambridge, Massachusetts market. He earned a Bachelor of Science in Finance from Bentley College. Mr. Gray serves as a trustee of the Colonial Theatre and is a board member of the Berkshire Chamber of Commerce and the Berkshire Bank Foundation.
Johnston has served as Senior Vice President of Human Resources, overseeing and directing the Company’s human resources functions including compensation and benefits, performance and talent management, training, recruitment, development, executive compensation, and initiatives and practices that support the Company’s strategic direction. Ms. Johnston also serves as a key advisor to the Compensation Committee of the Company’s Board of Directors. Johnston has been part of the Berkshire Bank team for more than 27 years. Ms. Johnston is a member of the Society for Human Resources Management and the Northeast Human Resources Association. A lifelong resident of Berkshire County, she formerly served as a Director of the Berkshire Natural Resources Council and is a past Co-Chair and Treasurer of the Berkshire County Sportsmen for Land Preservation. She has also served as a volunteer for United Way, Hospice and the American Cancer Society.

BACKGROUND
Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting BankSM — the largest locally headquartered regional bank. The Company has $2.7 billion in assets and provides services through 45 offices in Massachusetts, New York, and Vermont. Berkshire Bank also offers the added benefit of providing its depositors 100 percent insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.
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Contact:
Fedelina Madrid, VP, Marketing
fmadrid@berkshirebank.com
413-236-3733